Exhibit 99.2

The Clorox Company

Supplemental Information – Volume Growth

	% Change vs. Prior Year
	FY07					FY08
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	YTD	Major Drivers of Change
North America (1)	-1%	-3%	8%	0%	1%	5%	5%	Q1 increase primarily driven by strong results in Home Care behind gains on disinfecting wipes and other Clorox branded products, bleach business acquisition in Canada, increased merchandising on Hidden Valley salad dressing, continued growth in cat litter behind activated carbon product improvement, and strong results in the Brita business primarily driven by merchandising and category growth.

International	1%	10%	13%	12%	9%	11%	11%	Q1 increase primarily driven by strong results in Latin America behind the bleach business acquisition and category growth.

Total Company	-1%	-1%	8%	2%	2%	6%	6%

Supplemental Information – Sales Growth
	% Change vs. Prior Year
	FY07					FY08
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	YTD	Major Drivers of Change
North America (1)	5%	3%	6%	-1%	3%	5%	5%	Q1 growth primarily driven by increased shipments across the segment and the benefit of pricing partially offset by high levels of trade spending in response to competitive activity.

International	4%	9%	16%	21%	12%	18%	18%	Q1 growth primarily driven by strong shipments, favorable currency and the benefit of price increases.

Total Company	5%	3%	7%	2%	4%	7%	7%

(1)	North America includes U.S. and Canadian results.

The Clorox Company

Earnings Before Interest and Taxes (Unaudited) (1)

Reconciliation schedule of earnings before income taxes to earnings before interest and taxes (EBIT)

Dollars in millions and percentages based on rounded numbers

	Three months ended
	9/30/07	9/30/06
Earnings before income taxes	$174	$175
Interest income	(3)	(2)
Interest expense	33	29

EBIT (2)	204	202

EBIT Margin (2)	16.5%	17.4%
Net sales	$1,239	$1,161

(1)	In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.

Management believes the presentation of EBIT and EBIT margin provides additional useful information to investors about current trends in the business.

(2)	EBIT (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income and expense, as reported above. EBIT margin is a measure of EBIT as a percentage of net sales.

The Clorox Company

Supplemental Information – Balance Sheet

(Unaudited)

As of September 30, 2007

Working Capital Update

	Q1		Change ($ millions)	Days (5) FY 2008	Days (5) FY 2007	Change
	FY 2008 ($ millions)	FY 2007 ($ millions)
Receivables, net	$408	$374	$34	32	31	1 day
Inventories	$332	$325	$7	41	42	-1 day
Accounts payable (1)	$318	$299	$19	40	41	-1 day
Accrued liabilities	$347	$415	$-68
Total WC (2)	$74	$26	$48
Total WC % net sales (3)	1.5%	0.6%
Average WC (2)	$36	$10	$26
Average WC % net sales (4)	0.7%	0.2%

•

Receivables increased primarily as a result of higher sales and the impact of favorable foreign exchange rates. Increase in days of receivables is primarily due to growth in International receivables which generally have longer collection times.

•	Accounts payable increased mainly due to timing of payments.

•

Accrued liabilities decreased primarily due to the adoption of FASB Financial Interpretation No. 48 which resulted in income tax liabilities being reclassified from accrued liabilities to income taxes payable and long-term liabilities. These were partially offset by higher accruals related to increased trade and marketing spending levels and an increase in the quarterly dividend rate.

Supplemental Information – Cash Flow

(Unaudited)

As of September 30, 2007

Capital expenditures were $26 million

Depreciation and amortization was $48 million

Cash provided by operations

Net cash provided by operations was $163 million, compared with $133 million provided by operations in the year-ago quarter. The year-over-year increase was mainly due to higher earnings, excluding non-cash restructuring charges.

(1)	Days of accounts payable is calculated as follows: average accounts payable / [(cost of products sold + change in inventory) / 90].
(2)

Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.

(3)	Represents working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).
(4)	Represents a two-point average of working capital divided by annualized net sales (current quarter net sales x 4).
(5)	Days calculations based on a two-point average.

The Clorox Company

Supplemental Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

Change vs. Prior Year (basis points)
	FY07					FY08
Driver	Q1	Q2	Q3	Q4	FY	Q1
Cost savings	+190 bp	+240 bp	+280 bp	+200 bp	+230 bp	+180 bp
Pricing changes	+210 bp	+160 bp	+140 bp	+80 bp	+150 bp	+50 bp
Market movement (commodities)	-280 bp	-190 bp	+40 bp	-40 bp	-110 bp	-120 bp
Manufacturing & logistics (1)	-90 bp	-110 bp	-120 bp	-70 bp	-100 bp	-140 bp
All other (2)	+40 bp	0 bp	-160 bp	-120 bp	-80 bp	0 bp
Gross margin change vs prior year	+70 bp	+100 bp	+180 bp	+50 bp	+90 bp	-30 bp

(1)	Manufacturing & Logistics includes the change in the cost of diesel fuel.
(2)	All other includes all other drivers of gross margin change which are usually of an immaterial nature. Examples of drivers included: volume change, trade and consumer spending, foreign currency, etc. If a driver included in all other is deemed to be material in a given period, it will be disclosed as part of the company’s earnings release.

The Clorox Company Updated: 10-31-07

U.S. Price Increases From CY2003 - CY2005

Brand / Product	Average Increase	Effective Date
Glad® trash bags	6%	October 2003
Charcoal	5%	December 2003
Cat litter	4%	May 2004
Glad® trash bags	13%	February 2005
GladWare disposable containers	12%	February 2005
Clorox® liquid bleach	9%	July 2005
Clorox 2® bleach for colors, Clorox Clean-Up® cleaner	5%	July 2005
Glad® food bags	7%	August 2005
Cat litter	5%	October 2005

U.S. Price Increases From CY2006 - CY2008

Brand / Product	Average Increase	Effective Date
Clorox® liquid bleach, Clorox Clean-Up® and Tilex® cleaners	8%	January 2006
Match Light® charcoal	6%	January 2006
Kingsford® lighter fluid	10%	January 2006
Armor All® auto-care products	9%	January 2006
STP® functional fuel products	9%	January 2006
Brita® pour-through filters	7%	January 2006
Brita® pitchers	5%	January 2006
GladWare® food-storage containers	9%	January 2006
Glad® trash bags	15%	February 2006
Cat litter	6%	June 2006
STP® functional fuel products	17%	October 2006
Charcoal and lighter fluid	4 -8%	January 2007
Hidden Valley Ranch® salad dressing	6%	October 2007
Charcoal	6%	January 2008

Notes:

•	Average % increase reflects brand averages rounded to the whole percent. Individual SKUs vary versus the average.

•	This communication reflects pricing actions on primary items.